Tecnimed-Kidz-Med 060117 (3).doc

INTERNATIONAL DISTRIBUTION CONTRACT

PART I (Special Conditions)

S-1	Name and address of the Manufacturer: TECNIMED srl

having its seat at p.le Cocchi, 12 - 21040 Vedano Olona (VA) – Italy Tel +39 0332 402350
Fax +39 0332 402347, e-mail info@tecnimed.it here represented by Mr. Francesco Bellifemine, President
(hereinafter called " Tecnimed")

S-2	Name and address of the Distributor: Kidz-Med Inc.

having its seat at : 83 South Putt Corners Road, New Paltz, New York 12561, USA Tel 845-255-2200,
Fax 845-255-3299, e-mails podell@americansci.com here represented by Mr. Walter Lambert, CEO,
American Scientific Resources, Inc.
(hereinafter called "the Distributor")

S-3	Contractual Territory and Market Channels: United States of America (see Annex III)

S-4	Contractual Products: THERMOFOCUS models 0700 and 01500

S-5	Yearly minimum purchase (art. 4)

Product	Year	Quantity	Year	Quantity
THERMOFOCUS 0700/01500	2006	100,000	2007	200,000

For the years following those indicated in the box the increase of 20% indicated in art. 4.1 will apply unless otherwise agreed.

S-6	Date and signature of the parties

This distribution contract is governed by the special conditions hereabove (to the extent the respective boxes have been filled in) and by the general conditions contained in part II hereafter.

January, 18 , 2006	January, 17, 2006
Vedano Olona (VA) Italy	New York - USA
Francesco Bellifemine President	Walter Lambert CEO
TECNIMED s.r.l. P.le Cocchi, 12 - 21040 Vedano Ol. Tel. 0332 402350 - Fax 0332 402347 C.F. e P. IVA 00267900120	
Tecnimed srl	Kidz-Med, Inc

PART II
GENERAL CONDITIONS

1. Territory and Products

1.1 Tecnimed grants and the Distributor accepts the exclusive right to sell the products listed in box S-4 of the special part (hereinafter called "the Products") in the market channel of the territory indicated in box S-3 of the special part (hereinafter called "the Territory").

2. Distributor's functions

2.1 The Distributor sells, in his own name and for his own account, in the Territory, the Products supplied to him by Tecnimed.

2.2 The Distributor has no authority to make contracts on behalf of, or in any way to bind Tecnimed towards third parties.

2.3 The Distributor agrees to promote in the most effective way, and in accordance to the general directions given by Tecnimed, the sale of the Products within the whole Territory and to protect Tecnimed's interests with the diligence of a responsible businessmen. He grants to already have and he shall maintain an adequate organization for sales (and, where appropriate, after-sales service) with all means and personnel as are reasonably necessary in order to ensure the fulfilment of his obligations under this contract for all Products and throughout the Territory. The Distributor will inform Tecnimed about his sales organisation and the number of his sales men working in each sales channel in the territory.

3. Undertaking not to compete

3.1 Without the prior written authorization of Tecnimed, the Distributor shall not, distribute, manufacture or represent any products which are in competition with the Products, for the entire term of this contract and for two years after its termination. In particular he shall not engage, within the Territory or elsewhere, directly or indirectly, acting as manufacturer, commission merchant, intermediary, reseller, distributor, agent, or in any other way, for the benefit of himself or of third parties who manufacture or market products which are in competition with the Products.

3.2 However, the Distributor may market or manufacture non-competitive products (provided not for the benefit of competing manufacturers) on condition that he informs Tecnimed in writing in advance (stating in detail the types and characteristics of such products), and that the exercise of such activity does not prejudice the punctual fulfilment of his obligations under this agreement.

4. Minimum purchase

S-4

4.1 The Distributor undertakes to purchase, during each year, Products quantities to at least the minimum yearly quantities indicated in box S-6. Unless otherwise agreed, such quantities will be automatically increased by 20% every successive year starting for 2008 year. Within 6 months from the signing of the contract the Distributor has to purchase at least 20% of the total yearly quantities and within 9 months the distributor has to purchase at least 40% of the total yearly quantities.

4.2 If the Distributor fails to attain within the end of any year the minimum purchase in force for such year, or within the first 6 months at least the 20% and within the first 9 months at least the 40% of that quantity, Tecnimed shall be entitled, by notice given in writing (e.g. e-mail, or fax, or registered mail with return receipt, or special courier), at his choice, to terminate this Agreement, to cancel the Distributor's exclusivity or to reduce the extent of the Territory. In case there will be no orders for a period of at least 6 months this Agreement will be automatically terminated without needing of any communication between the parties.

5 Advertising and fairs

5.1 The Distributor shall be responsible for all advertising necessary to promote the Products within the Territory. Such advertising must be in accordance with the indications given by Tecnimed, in order to warrant that it conforms to Tecnimed's image and marketing policies. Unless otherwise agreed, the costs of advertising are to be covered by the Distributor. Manufacturer shall provide to the Distributor at the Manufacturers expense all the necessary text illustrations and content for such advertising.

5.2 The Distributor may take part, at his own expense, in the most important fairs and exhibitions in the Territory. Tecnimed reserves the option to participate directly and to bear the respective expenses, in whole or in part.

5.3 The parties will establish a reciprocal link between the site of the Distributor and the respective page of the site of Tecnimed and viceversa.

6. Conditions of supply - Prices - Payments

6.1 Tecnimed shall in principle accept to supply all Products ordered, subject to their availability, and provided payment of the Products is adequately warranted. All sales of the Products to the Distributor shall be governed by Tecnimed's general conditions of sale, attached to this contract as Annex 1. In case of contradiction between such general conditions and this contract, the latter shall prevail.

6.2 The prices payable by the Distributor shall be those set forth in Annex II. The Distributor agrees that the price can be reviewed annually taking into consideration currency fluctuations and inflation

6.3 Payment will be made by means of T/T in advance or an irrevocable letter of credit confirmed by a leading Italian bank, with the following payment condition:

- if the goods and their packaging are not custom: at the order 30% as down payment, before shipping 70%;
- if the packaging and/or the handbook of the goods are custom: at the order 50% and before shipping 50%;
- it the goods are custom 100% of the payment will be made at the order.

6.4 The Distributor agrees to comply, with the utmost care, with the terms of payment agreed upon between the parties.

6.5 All payment by distributor will be made in currency of United States of America.

6.6 It is agreed that, the Products delivered remain Tecnimed's property until complete payment is received by Tecnimed.

6.7 The Distributor shall avoid such pricing policies as would clearly adversely affect the image of the Products. The Distributor will keep Tecnimed informed about the resale prices.

7. Active sales outside the Territory

7.1 The Distributor agrees not to sell and/or to advertise the Products or any competitor products or establish any branch or maintain any distribution depot for distribution of the Products or any competitor products outside the Territory.

7.2 The Distributor will take any possible precaution in order to avoid the possibility that, without the written authorisation of Tecnimed, some Product can be sold out of the territory by some company that bought Products sold by the Distributor.

7.3 The Distributor will sell the product only within the Channels of Sales specified as assigned to them in Annex III. If a customer cannot be defined as fitting into any of the specified sales channels, or if the appropriate channel of sales for any customer is disputed it will be referred back to the Manufacturer who will make a final determination as to what channel of sale or territory the customer belongs in. If the Manufacturer deems the Distributor to have sold the product outside the specified Channels of Sales, or if there is a dispute as to whether any customer of the Distributor is within the specified Channels of Sales, the Manufacturer will give the Distributor notice of the same. The Distributor will have thirty (30) days to hear the aforesaid default. If the Manufacturer determines that the Distributor has sold the product outside the specified Channels of Sales assigned in Annex III, then the Manufacturer shall assess a penalty to the Distributor which is equal to the revenue of the disputed sale. Said revenue shall be shared equally by the Manufacturer and any Distributor to whom the disputed Channels of Sales was assigned. The Manufacturer may allow, at their discretion, direct communication between their various Distributors in the territory in order to expedite the referrals of customers to the appropriate Channels of Sales, however, the Manufacturer will be made aware of all such communications.

8. Manufacturer's trademarks

8.1 The Distributor shall make use of Tecnimed's trademarks, trade names or any other symbols, for the only purpose of identifying and advertising the Products, within the scope of his activity as distributor of Tecnimed and in Tecnimed's sole interest.

8.2 The Distributor hereby agrees neither to register nor to have registered, any domain, trademarks, trade names or symbols of Tecnimed or of the Products (nor any domain, trademarks, trade names or symbols of Tecnimed that may be confused with Tecnimed's ones), in the Territory or elsewhere. He furthermore agrees not to include the above trademarks, trade names or symbols of Tecnimed in his own trade or company name.

8.3 The right to use Tecnimed's trademarks, trade names or symbols, as provided for under the first paragraph of this article, shall cease immediately for the Distributor, on expiration or termination, for any reason, of the present contract. The Distributor furthermore agrees to avoid, in his contacts with third parties, to make any reference to the previous relationship with Tecnimed, in order to avoid any risk of confusion on the side of the customers.

8.4 The Distributor shall notify Tecnimed of any infringement in the Territory of Tecnimed's trademarks, trade names or symbols, or other industrial property rights, that come to the Distributor's attention.

8.5 The Distributor has the right to use the trade name Kidz-Med® Thermofocus for the term of this agreement

9. Exclusivity

AND IN THE CHANNELS OF SALES IDENTIFIED IN ANNEX III

9.1 Except as set out hereafter, Tecnimed will sell, in the Territory, only to the Distributor. He agrees furthermore not to appoint in the Territory any distributors, agents or intermediaries, for the purpose of distributing the Products in the same channel of sales as identified in the ANNEX III.

9.2 Tecnimed reserves the right to put the products in international catalogs sent to clients worldwide. It is possible that some client in the territory can buy a small quantity of products from these international catalogs. However, anytime the Distributor will be free to sell larger quantities to these clients.

10. Term and termination of the contract

10.1 This contract replaces any other preceding agreement between the parties.

10.2 This contract is concluded for an indefinite period and enters into force on the date of the first order as in Annex I.

10.3 This contract may be terminated by either party by a written notice of one month within the first year of duration of the contract, two months during the second year, three months during the third year, four months during the fourth year, five months during the fifth year and six months during the sixth year or thereafter. The termination notice shall be notified to the other party in writing (e.g. e-mail, or fax, or registered mail with return receipt, or special courier). During the notice period the exclusivity will be not ensured.

10.4 The Distributor is not entitled to an indemnity for goodwill or similar compensation in case of termination of the contract.

11. Earlier contract termination

11.1 Each party may terminate this contract with immediate effect, without respecting a period of notice, by notice given in writing by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, special courier, telex), in case of a breach of its contractual obligations by the other party, amounting to a justifiable reason for immediate contract termination (according to article 11.2) or in case of occurrence of exceptional circumstances which justify the earlier termination (as set out in article 11.3).

11.2 Any failure by a party to carry out his contractual obligations which is of such importance as to prevent the contractual relationship to continue, even temporarily, on a reciprocal confidence basis, shall be considered as a justifiable reason for the immediate contract termination for the purpose of article 11.1. The parties furthermore jointly agree that the breach of the provisions under articles 2.2, 3, 4, 6.4, 7, 8 and 9.1 of this contract is to be considered in any case, whatever the importance of the violation, as a justifiable reason for immediate contract termination. Also the breach of any other contractual obligation which is not remedied by the breaching party within a reasonable term after having been invited in writing to do so by the other party, shall be considered as a justifiable reason for the immediate contract termination.

11.3 Shall be considered as exceptional circumstances justifying the immediate contract termination: bankrupt, any kind of composition between the bankrupt and the creditors, death or incapacity of the Distributor, civil or criminal sentences as well as any circumstances which may affect his reputation or hamper the punctual carrying out of his activities; moreover, if the Distributor is a company, any important change in the juridical structure or in the management of the Distributor Company.

12. Applicable law on the Medical Devices.

12.1 Prevailing part of the products sold by Tecnimed are Medical Devices. Hence both Tecnimed and the Distributor have to respect all the rules about the Medical Devices active at the moment (i.e. 93/42 CEE).

12.2 The Distributor shall exercise due diligence to keep Tecnimed informed about: the laws and regulations which are applicable in the Territory and relate to the Products (e.g. import regulations, labelling, technical specifications, safety requirements, etc.), and, as far as they are relevant for Tecnimed, the laws and regulations concerning the Distributor's activity. The Manufacturer shall assure that the products adhere to all applicable laws regarding medical devices iin the Distributor's territory.

12.3 Tecnimed undertakes to inform the Distributor of any Production Problems and in turn the Distributor undertakes to inform Tecnimed of any Product Related Adverse Information resulting from analysing the Post Market Feedback, Adverse Incident Reporting, Corrective Action and Customer Complaints systems.

12.4 Tecnimed will consign all the Medical Devices including the number of the manufacturing LOT. or the serial number on the documents of transport, on the packaging and also on the product (when it is possible). It is suggested that the Distributor writes the LOT. number related to the product on every document of transport and/or invoice to his clients. In every case the complete traceability of the goods has to be assured until the final client. According to these numbers in case it is necessary, the Distributor has to be able to provide to call back from the market, some specific lot of goods and provide to resend it to Tecnimed.

12.5 In case it is required a translation of the instructions, the Distributor will provide to it and will confirm under his responsability that the translation will be equivalent to the original instructions and in no way the meaning of a phrase will be different from the original meaning. The Distributor will send a draft of the translation in the format requested by Tecnimed and then Tecnimed will provide to print and to put the translation in the boxes. In case the Distributor want to print and to bind the translation to the packaging by himself, he has to send two copies of the draft to Tecnimed before to print the sheets. If the draft is OK Tecnimed will sign and send back a copy to the Distributor and then the Distributor can print them. Then the Distributor will send some final printed sheet to Tecnimed before this last will consign the first order of goods.

13. Applicable law – Jurisdiction – Arbitration

13.1 The present contract is governed by the laws of the state of New York, USA, and the parties hereby submit to the exclusive jurisdiction of courts of the State of New York.

14. Liabilities and Damages

14.1 The Manufacturer will be liable for any damages which may be incurred from any defect in the contractual goods including product liability. The Manufacturer will carry adequate insurance coverage against possible claims in connection with product liability.

15. Force Majeure

15.1 Any interruption of the normal business relations of the parties for more than ninety (90) days due to circumstances beyone the reasonable control of the parties, including floods, fire, earthquakes and other acts of God, as well as strikes, war or military operations or special restrictions of governments or state authorities, shall entitle either party to terminate this Agreement at any time prior to the resumption of normal business relations. The party must inform the other party in writing within ten (10) of the event having taken place.

16. Waiver

16.1 Failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be deemed to continuing waiver of that provision or waiver of any other provision of this Agreement.

17. Modification

17.1 This Agreement reflects all of the Agreements, understandings, representations, conditions and warranties by and between the parties. Neither party shall be liable for any representation made unless it is expressly set forth in the Agreement and This Agreement may not be modified or amended except in writing signed by both of the parties.

ANNEX I - GENERAL CONDITIONS OF SALE

A Tecnimed will arrange transportation of the goods from Tecnimed, Italy at the best possible prices. The cost of transportation will be paid by the Distributor, i.e. Ex works.

B Minimum order quantity : 1 shipper box of 72 units
The first order (with quantity of at least 1000 units) has to be done not later than 30 days after signing this contract. Otherwise the contract will terminate.

ANNEX II - PRICE LIST TO DISTRIBUTOR

Catalogue prices per single item for a minimum of 100,000 units per annum are as follows:

THERMOFOCUS 0700 = 23 USD
THERMOFOCUS 01500 = 25 USD

Pricing includes private labeling for Kidz-Med, Inc. By means of stickers on units, and printed on both individual packaging and any and all instruction manuals included with the units named above; all inner and outer case packaging

ANNEX III - CHANNELS OF SALES

The Distributor will sell the Products to establishments in the following sectors as defined by the 2002 NAICS Classification system, and according to the primary category as assigned by the US Census Bureau:

44-55 Retail Trade, the sector as a whole, as set forth in attached Schedule A, with the following exceptions:

1) Only establishments under subsection 446110 that are eligible for membership in NACDS (National Association of Chain Drug Stores) as defined in attached Schedule C.
2) No establishments under subsection 45391 (Pet & Pet Supply Stores)
3) Establishments under subsection 4541 (Electronic Shipping and Mailorder Houses), as long as their primary NAICS category is included on Schedule A.

The Distributor will NOT sell the Products to establishments in the following sectors as defined by the 2002 NAICS Classification system, and according to the primary category as assigned by the US Census Bureau:

54 Professional, Scientific and Technical Services, as a whole, as set forth in attached Schedule B
61 Educational Services, as a whole as set forth in attached Schedule B
62 Health Care and Social Assistance, as a whole as set forth in attached Schedule B
92 Public Administration, as a whole as set forth in attached Schedule B
Any government organizations, at any level of government

Assignment of any establishment outside of the above specified sectors will be determined by the Manufacturer in accord with clause 7.3 of this agreement, and this determination will be confirmed in writing to the distributor.

January. 17, 2006
New York - USA
Walter Lambert CEO, Kidz-Med, Inc

TECNIMED s.r.l.
P.le Cocchi, 12 - 21040 Vedano Ol.
Tel. 0332.402350 - Fax 0332.402347
C.F. e P. IVA 00767900129
January, 18, 2006
Vedano Olona (VA) Italy
Francesco Bellifemine, president Tecnimed srl

Distributor and Manufacturer declare that they approve specifically, the following clauses of this contract:

Art. 2 - Distributor's function
Art. 3 - Undertaking not to compete
Art. 4 - Minimum purchase
Art. 6 - Conditions of supply, prices, payments
Art. 7 - Active sales outside the Territory
Art. 10 - Term and termination of the contract
Art. 11 - Earlier contract termination
Art. 13 - Applicable law – Jurisdiction
ANNEX I - General Conditions of sale
ANNEX II - Price List to Distributor
ANNEX III - Channels of sales
Schedules A - Distributor's channels of sales
Schedules B - Sales channels out of Distributor
Schedules C - NACDS definition

(Kidz-Med)

TECNIMED s.r.l.
P.le Cocchi, 12 - 21040 Vedano Ol.
Tel. 0332.402350 - Fax 0332.402347
C.F. e P. IVA 00767900129

Schedule A

44-45 Retail Trade - The Sector as a Whole

The Retail Trade sector comprises establishments engaged in retailing merchandise, generally without transformation, and rendering services incidental to the sale of merchandise.

The retailing process is the final step in the distribution of merchandise; retailers are, therefore, organized to sell merchandise in small quantities to the general public. This sector comprises two main types of retailers: store and nonstore retailers.

1. Store retailers operate fixed point-of-sale locations, located and designed to attract a high volume of walk-in customers. In general, retail stores have extensive displays of merchandise and use mass-media advertising to attract customers. They typically sell merchandise to the general public for personal or household consumption, but some also serve business and institutional clients. These include establishments, such as office supply stores, computer and software stores, building materials dealers, plumbing supply stores, and electrical supply stores. Catalog showrooms, gasoline services stations, automotive dealers, and mobile home dealers are treated as store retailers.

In addition to retailing merchandise, some types of store retailers are also engaged in the provision of after-sales services, such as repair and installation. For example, new automobile dealers, electronic and appliance stores, and musical instrument and supply stores often provide repair services. As a general rule, establishments engaged in retailing merchandise and providing after-sales services are classified in this sector.

The first eleven subsectors of retail trade are store retailers. The establishments are grouped into industries and industry groups typically based on one or more of the following criteria:

(a) The merchandise line or lines carried by the store; for example, specialty stores are distinguished from general-line stores.

(b) The usual trade designation of the establishments. This criterion applies in cases where a store type is well recognized by the industry and the public, but difficult to define strictly in terms of commodity lines carried; for example, pharmacies, hardware stores, and department stores.

(c) Capital requirements in terms of display equipment; for example, food stores have equipment requirements not found in other retail industries.

(d) Human resource requirements in terms of expertise; for example, the staff of an automobile dealer requires knowledge in financing, registering, and licensing issues that are not necessary in other retail industries.

2. Nonstore retailers, like store retailers, are organized to serve the general public, but their retailing methods differ. The establishments of this subsector reach customers and market merchandise with methods, such as the broadcasting of "infomercials," the broadcasting and publishing of direct-response advertising, the publishing of paper and electronic catalogs, door-to-door solicitation, in-home demonstration, selling from portable stalls (street vendors, except food), and distribution through vending machines. Establishments engaged in the direct sale (nonstore) of products, such as home heating oil dealers and home delivery newspaper routes are included here.

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The buying of goods for resale is a characteristic of retail trade establishments that particularly distinguishes them from establishments in the agriculture, manufacturing, and construction industries. For example, farms that sell their products at or from the point of production are not classified in retail, but rather in agriculture. Similarly, establishments that both manufacture and sell their products to the general public are not classified in retail, but rather in manufacturing. However, establishments that engage in processing activities incidental to retailing are classified in retail. This includes establishments, such as optical goods stores that do in-store grinding of lenses, and meat and seafood markets.

Wholesalers also engage in the buying of goods for resale, but they are not usually organized to serve the general public. They typically operate from a warehouse or office and neither the design nor the location of these premises is intended to solicit a high volume of walk-in traffic. Wholesalers supply institutional, industrial, wholesale, and retail clients; their operations are, therefore, generally organized to purchase, sell, and deliver merchandise in larger quantities. However, dealers of durable nonconsumer goods, such as farm machinery and heavy duty trucks, are included in wholesale trade even if they often sell these products in single units.

2002 NAICS Code	2002 NAICS Title
44-45	Retail Trade
441	Motor Vehicle and Parts Dealers
4411	Automobile Dealers
44111	New Car Dealers
441110	New Car Dealers
44112	Used Car Dealers
441120	Used Car Dealers
4412	Other Motor Vehicle Dealers
44121	Recreational Vehicle Dealers
441210	Recreational Vehicle Dealers
44122	Motorcycle, Boat, and Other Motor Vehicle Dealers
441221	Motorcycle Dealers
441222	Boat Dealers
441229	All Other Motor Vehicle Dealers
4413	Automotive Parts, Accessories, and Tire Stores
44131	Automotive Parts and Accessories Stores
441310	Automotive Parts and Accessories Stores
44132	Tire Dealers
441320	Tire Dealers
442	Furniture and Home Furnishings Stores
4421	Furniture Stores
44211	Furniture Stores
442110	Furniture Stores
4422	Home Furnishings Stores
44221	Floor Covering Stores

00V

442210 Floor Covering Stores
44229 Other Home Furnishings Stores
442291 Window Treatment Stores
442299 All Other Home Furnishings Stores
443 Electronics and Appliance Stores
4431 Electronics and Appliance Stores
44311 Appliance, Television, and Other Electronics Stores
443111 Household Appliance Stores
443112 Radio, Television, and Other Electronics Stores
44312 Computer and Software Stores
443120 Computer and Software Stores
44313 Camera and Photographic Supplies Stores
443130 Camera and Photographic Supplies Stores
444 Building Material and Garden Equipment and Supplies Dealers
4441 Building Material and Supplies Dealers
44411 Home Centers
444110 Home Centers
44412 Paint and Wallpaper Stores
444120 Paint and Wallpaper Stores
44413 Hardware Stores
444130 Hardware Stores
44419 Other Building Material Dealers
444190 Other Building Material Dealers
4442 Lawn and Garden Equipment and Supplies Stores
44421 Outdoor Power Equipment Stores
444210 Outdoor Power Equipment Stores
44422 Nursery, Garden Center, and Farm Supply Stores
444220 Nursery, Garden Center, and Farm Supply Stores
445 Food and Beverage Stores
4451 Grocery Stores
44511 Supermarkets and Other Grocery (except Convenience) Stores
445110 Supermarkets and Other Grocery (except Convenience) Stores
44512 Convenience Stores
445120 Convenience Stores
4452 Specialty Food Stores
44521 Meat Markets
445210 Meat Markets
44522 Fish and Seafood Markets
445220 Fish and Seafood Markets
44523 Fruit and Vegetable Markets
445230 Fruit and Vegetable Markets
44529 Other Specialty Food Stores
445291 Baked Goods Stores

00L

445292 Confectionery and Nut Stores
445299 All Other Specialty Food Stores
4453 Beer, Wine, and Liquor Stores
44531 Beer, Wine, and Liquor Stores
445310 Beer, Wine, and Liquor Stores
446 Health and Personal Care Stores
4461 Health and Personal Care Stores
44611 Pharmacies and Drug Stores (limited to establishments eligible for membership in NACDS (National Association of Chain Drug Stores) as defined in schedule C attached
446110 Pharmacies and Drug Stores (see above)
44612 Cosmetics, Beauty Supplies, and Perfume Stores
446120 Cosmetics, Beauty Supplies, and Perfume Stores
44613 Optical Goods Stores
446130 Optical Goods Stores
44619 Other Health and Personal Care Stores
446191 Food (Health) Supplement Stores
446199 All Other Health and Personal Care Stores
447 Gasoline Stations
4471 Gasoline Stations
44711 Gasoline Stations with Convenience Stores
447110 Gasoline Stations with Convenience Stores
44719 Other Gasoline Stations
447190 Other Gasoline Stations
448 Clothing and Clothing Accessories Stores
4481 Clothing Stores
44811 Men's Clothing Stores
448110 Men's Clothing Stores
44812 Women's Clothing Stores
448120 Women's Clothing Stores
44813 Children's and Infants' Clothing Stores
448130 Children's and Infants' Clothing Stores
44814 Family Clothing Stores
448140 Family Clothing Stores
44815 Clothing Accessories Stores
448150 Clothing Accessories Stores
44819 Other Clothing Stores
448190 Other Clothing Stores
4482 Shoe Stores
44821 Shoe Stores
448210 Shoe Stores
4483 Jewelry, Luggage, and Leather Goods Stores
44831 Jewelry Stores

448310 Jewelry Stores
44832 Luggage and Leather Goods Stores
448320 Luggage and Leather Goods Stores
451 Sporting Goods, Hobby, Book, and Music Stores
4511 Sporting Goods, Hobby, and Musical Instrument Stores
45111 Sporting Goods Stores
451110 Sporting Goods Stores
45112 Hobby, Toy, and Game Stores
451120 Hobby, Toy, and Game Stores
45113 Sewing, Needlework, and Piece Goods Stores
451130 Sewing, Needlework, and Piece Goods Stores
45114 Musical Instrument and Supplies Stores
451140 Musical Instrument and Supplies Stores
4512 Book, Periodical, and Music Stores
45121 Book Stores and News Dealers
451211 Book Stores
451212 News Dealers and Newsstands
45122 Prerecorded Tape, Compact Disc, and Record Stores
451220 Prerecorded Tape, Compact Disc, and Record Stores
452 General Merchandise Stores
4521 Department Stores
45211 Department Stores
452111 Department Stores (except Discount Department Stores)
452112 Discount Department Stores
4529 Other General Merchandise Stores
45291 Warehouse Clubs and Supercenters
452910 Warehouse Clubs and Supercenters
45299 All Other General Merchandise Stores
452990 All Other General Merchandise Stores
453 Miscellaneous Store Retailers
4531 Florists
45311 Florists
453110 Florists
4532 Office Supplies, Stationery, and Gift Stores
45321 Office Supplies and Stationery Stores
453210 Office Supplies and Stationery Stores
45322 Gift, Novelty, and Souvenir Stores
453220 Gift, Novelty, and Souvenir Stores
4533 Used Merchandise Stores
45331 Used Merchandise Stores
453310 Used Merchandise Stores
4539 Other Miscellaneous Store Retailers
~~45391 Pet and Pet Supplies Stores~~

WL

~~453910~~	~~Pet and Pet Supplies Stores~~
45392	Art Dealers
453920	Art Dealers
45393	Manufactured (Mobile) Home Dealers
453930	Manufactured (Mobile) Home Dealers
45399	All Other Miscellaneous Store Retailers
453991	Tobacco Stores
453998	All Other Miscellaneous Store Retailers (except Tobacco Stores)
454	Nonstore Retailers (See Subsector Definition below)
4541	Electronic Shopping and Mail-Order Houses
45411	Electronic Shopping and Mail-Order Houses
454111	Electronic Shopping
454112	Electronic Auctions
454113	Mail-Order Houses
4542	Vending Machine Operators
45421	Vending Machine Operators
454210	Vending Machine Operators
4543	Direct Selling Establishments
45431	Fuel Dealers
454311	Heating Oil Dealers
454312	Liquefied Petroleum Gas (Bottled Gas) Dealers
454319	Other Fuel Dealers
45439	Other Direct Selling Establishments
454390	Other Direct Selling Establishments

EXCEPT ESTABLISHMENTS ADDRESSED TO: CLINICS, HOSPITALS ELDERLY HOUSES, DOCTORS AND OTHER SIMILAR CATEGORIES

454 Nonstore Retailers

Industries in the Nonstore Retailers subsector retail merchandise using methods, such as the broadcasting of infomercials, the broadcasting and publishing of direct-response advertising, the publishing of paper and electronic catalogs, door-to-door solicitation, in-home demonstration, selling from portable stalls and distribution through vending machines. Establishments in this subsector include mail-order houses, vending machine operators, home delivery sales, door-to-door sales, party plan sales, electronic shopping, and sales through portable stalls (e.g., street vendors, except food). Establishments engaged in the direct sale (i.e., nonstore) of products, such as home heating oil dealers and newspaper delivery are included in this subsector.

4541 Electronic Shopping and Mail-Order Houses

45411 Electronic Shopping and Mail-Order Houses

This industry comprises establishments primarily engaged in retailing all types of merchandise using non-store means, such as catalogs, toll free telephone numbers, or electronic media, such as interactive television or computer. Included in this industry are establishments primarily engaged in retailing from catalog showrooms of mail-order houses.

Cross-References. Establishments primarily engaged in--

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- Store retailing or a combination of store retailing and non-store retailing in the same establishment--are classified in Sector 44-45, Retail Trade, based on the classification of the store portion of the activity;
- Facilitating business to business electronic sales of new and used merchandise on an auction basis using the Internet--are classified in Industry 425110, Business to Business Electronic Markets; and
- Providing telemarketing (e.g., telephone marketing) services for others--are classified in Industry 56142, Telephone Call Centers.

454111 Electronic Shopping

This U.S. Industry comprises establishments engaged in retailing all types of merchandise using the Internet.

Cross-References. Establishments primarily engaged in--

- Store retailing or a combination of store retailing and Internet retailing in the same establishment--are classified in NAICS 44-45, Retail Trade, based on the classification of the store portion of the activity; and
- Retailing all types of merchandise using catalogs or television to generate clients and display merchandise--are classified in U.S. Industry 454113, Mail-Order Houses.

Go to: 2002 NAICS to 1997 NAICS | 2002 NAICS to 1987 SIC | 1997 Economic Census | Bridge Between 1997 NAICS and SIC

2002 NAICS	1997 NAICS	1987 SIC	Corresponding Index Entries
454111	454110	5961	Business to Consumer retail sales Internet sites
454111	454110	5961	E-tailers
454111	454110	5961	Internet retail sales sites
454111	454110	5961	Web retailers

454112 Electronic Auctions

This U.S. Industry comprises establishments engaged in providing sites for and facilitating consumer-to-consumer or business-to-consumer trade in new and used goods, on an auction basis, using the Internet. Establishments in this industry provide the electronic location for retail auctions, but do not take title to the goods being sold.

Cross-References. Establishments primarily engaged in--

- Retailing a general line of new and used merchandise on an auction basis from physical auction sites--are classified in U.S. Industry 453998, All Other Miscellaneous Store Retailers (except Tobacco Stores);
- Facilitating business-to-business sales of new and used merchandise on an auction basis using the Internet--are classified in U.S. Industry 425110, Business to Business Electronic Markets; and
- A combination of Internet auction and auction house sales in the same establishment--are classified in NAICS 44-45, Retail Trade, based on the classification of the auction house portion of the activity

Go to: 2002 NAICS to 1997 NAICS | 2002 NAICS to 1987 SIC | 1997 Economic Census | Bridge Between 1997 NAICS and SIC

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2002 NAICS	1997 NAICS	1987 SIC	Corresponding Index Entries
454112	454110	5961	Auctions, Internet retail
454112	454110	5961	Electronic auctions, retail
454112	454110	5961	Internet auctions, retail

454113 Mail-Order Houses

This U.S. industry comprises establishments primarily engaged in retailing all types of merchandise using mail catalogs or television to generate clients and display merchandise. Included in this industry are establishments primarily engaged in retailing from catalog showrooms of mail-order houses as well as establishments providing a combination of Internet and mail-order sales.

Cross-References. Establishments primarily engaged in--

- Providing telemarketing (e.g., telephone marketing) services for others--are classified in U.S. Industry 561422, Telemarketing Bureaus; and
- Retailing merchandise using store and nonstore methods at the same establishment--are classified in Store retail activities based on the store portion of the activity.

Go to: 2002 NAICS to 1997 NAICS | 2002 NAICS to 1987 SIC | 1997 Economic Census | Bridge Between 1997 NAICS and SIC

2002 NAICS	1997 NAICS	1987 SIC	Corresponding Index Entries
454113	454110	5961	Book clubs, not publishing, mail-order
454113	454110	5961	Catalog (i.e., order taking) offices of mail-order houses
454113	454110	5961	Collector's items, mail-order houses
454113	454110	5961	Computer software, mail-order houses
454113	454110	5961	Direct mailers (i.e., selling own merchandise)
454113	454110	5961	Mail-order houses
454113	454110	5961	Order taking offices of mail-order houses
454113	454110	5961	Prerecorded tape, compact disc, and record mail-order houses
454113	454110	5961	Television order, home shopping

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Schedule B

54 Professional, Scientific, and Technical Services

The Sector as a Whole

The Professional, Scientific, and Technical Services sector comprises establishments that specialize in performing professional, scientific, and technical activities for others. These activities require a high degree of expertise and training. The establishments in this sector specialize according to expertise and provide these services to clients in a variety of industries and, in some cases, to households. Activities performed include: legal advice and representation; accounting, bookkeeping, and payroll services; architectural, engineering, and specialized design services; computer services; consulting services; research services; advertising services; photographic services; translation and interpretation services; veterinary services; and other professional, scientific, and technical services.

This sector excludes establishments primarily engaged in providing a range of day-to-day office administrative services, such as financial planning, billing and recordkeeping, personnel, and physical distribution and logistics. These establishments are classified in Sector 56, Administrative and Support and Waste Management and Remediation Services.

Code	2002 NAICS Title
54	Professional, Scientific, and Technical Services
541	Professional, Scientific, and Technical Services
5411	Legal Services
54111	Offices of Lawyers
541110	Offices of Lawyers
54112	Offices of Notaries
541120	Offices of Notaries
54119	Other Legal Services
541191	Title Abstract and Settlement Offices
541199	All Other Legal Services
5412	Accounting, Tax Preparation, Bookkeeping, and Payroll Services
54121	Accounting, Tax Preparation, Bookkeeping, and Payroll Services
541211	Offices of Certified Public Accountants
541213	Tax Preparation Services
541214	Payroll Services
541219	Other Accounting Services
5413	Architectural, Engineering, and Related Services
54131	Architectural Services
541310	Architectural Services
54132	Landscape Architectural Services
541320	Landscape Architectural Services
54133	Engineering Services
541330	Engineering Services
54134	Drafting Services

541340 Drafting Services
54135 Building Inspection Services
541350 Building Inspection Services
54136 Geophysical Surveying and Mapping Services
541360 Geophysical Surveying and Mapping Services
54137 Surveying and Mapping (except Geophysical) Services
541370 Surveying and Mapping (except Geophysical) Services
54138 Testing Laboratories
541380 Testing Laboratories
5414 Specialized Design Services
54141 Interior Design Services
541410 Interior Design Services
54142 Industrial Design Services
541420 Industrial Design Services
54143 Graphic Design Services
541430 Graphic Design Services
54149 Other Specialized Design Services
541490 Other Specialized Design Services
5415 Computer Systems Design and Related Services
54151 Computer Systems Design and Related Services
541511 Custom Computer Programming Services
541512 Computer Systems Design Services
541513 Computer Facilities Management Services
541519 Other Computer Related Services
5416 Management, Scientific, and Technical Consulting Services
54161 Management Consulting Services
541611 Administrative Management and General Management Consulting Services
541612 Human Resources and Executive Search Consulting Services
541613 Marketing Consulting Services
541614 Process, Physical Distribution, and Logistics Consulting Services
541618 Other Management Consulting Services
54162 Environmental Consulting Services
541620 Environmental Consulting Services
54169 Other Scientific and Technical Consulting Services
541690 Other Scientific and Technical Consulting Services
5417 Scientific Research and Development Services
54171 Research and Development in the Physical, Engineering, and Life Sciences
541710 Research and Development in the Physical, Engineering, and Life Sciences
54172 Research and Development in the Social Sciences and Humanities
541720 Research and Development in the Social Sciences and Humanities
5418 Advertising and Related Services
54181 Advertising Agencies
541810 Advertising Agencies

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54182 Public Relations Agencies
541820 Public Relations Agencies
54183 Media Buying Agencies
541830 Media Buying Agencies
54184 Media Representatives
541840 Media Representatives
54185 Display Advertising
541850 Display Advertising
54186 Direct Mail Advertising
541860 Direct Mail Advertising
54187 Advertising Material Distribution Services
541870 Advertising Material Distribution Services
54189 Other Services Related to Advertising
541890 Other Services Related to Advertising
5419 Other Professional, Scientific, and Technical Services
54191 Marketing Research and Public Opinion Polling
541910 Marketing Research and Public Opinion Polling
54192 Photographic Services
541921 Photography Studios, Portrait
541922 Commercial Photography
54193 Translation and Interpretation Services
541930 Translation and Interpretation Services
54194 Veterinary Services
541940 Veterinary Services
54199 All Other Professional, Scientific, and Technical Services
541990 All Other Professional, Scientific, and Technical Services

61 Educational Services

The Sector as a Whole

The Educational Services sector comprises establishments that provide instruction and training in a wide variety of subjects. This instruction and training is provided by specialized establishments, such as schools, colleges, universities, and training centers. These establishments may be privately owned and operated for profit or not for profit, or they may be publicly owned and operated. They may also offer food and accommodation services to their students.

Educational services are usually delivered by teachers or instructors that explain, tell, demonstrate, supervise, and direct learning. Instruction is imparted in diverse settings, such as educational institutions, the workplace, or the home through correspondence, television, or other means. It can be adapted to the particular needs of the students, for example sign language can replace verbal language for teaching students with hearing impairments. All industries in the sector share this commonality of process, namely, labor inputs of instructors with the requisite subject matter expertise and teaching ability.

2002 NAICS Code	2002 NAICS Title
61	Educational Services
611	Educational Services
6111	Elementary and Secondary Schools
61111	Elementary and Secondary Schools
611110	Elementary and Secondary Schools
6112	Junior Colleges
61121	Junior Colleges
611210	Junior Colleges
6113	Colleges, Universities, and Professional Schools
61131	Colleges, Universities, and Professional Schools
611310	Colleges, Universities, and Professional Schools
6114	Business Schools and Computer and Management Training
61141	Business and Secretarial Schools
611410	Business and Secretarial Schools
61142	Computer Training
611420	Computer Training
61143	Professional and Management Development Training
611430	Professional and Management Development Training
6115	Technical and Trade Schools
61151	Technical and Trade Schools
611511	Cosmetology and Barber Schools
611512	Flight Training
611513	Apprenticeship Training
611519	Other Technical and Trade Schools
6116	Other Schools and Instruction
61161	Fine Arts Schools
611610	Fine Arts Schools
61162	Sports and Recreation Instruction
611620	Sports and Recreation Instruction
61163	Language Schools
611630	Language Schools
61169	All Other Schools and Instruction
611691	Exam Preparation and Tutoring
611692	Automobile Driving Schools
611699	All Other Miscellaneous Schools and Instruction
6117	Educational Support Services
61171	Educational Support Services
611710	Educational Support Services

62 Health Care and Social Assistance

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The Sector as a Whole

The Health Care and Social Assistance sector comprises establishments providing health care and social assistance for individuals. The sector includes both health care and social assistance because it is sometimes difficult to distinguish between the boundaries of these two activities. The industries in this sector are arranged on a continuum starting with those establishments providing medical care exclusively, continuing with those providing health care and social assistance, and finally finishing with those providing only social assistance. The services provided by establishments in this sector are delivered by trained professionals. All industries in the sector share this commonality of process, namely, labor inputs of health practitioners or social workers with the requisite expertise. Many of the industries in the sector are defined based on the educational degree held by the practitioners included in the industry.

Excluded from this sector are aerobic classes in Subsector 713, Amusement, Gambling and Recreation Industries and nonmedical diet and weight reducing centers in Subsector 812, Personal and Laundry Services. Although these can be viewed as health services, these services are not typically delivered by health practitioners.

NAICS Code	2002 NAICS Titles
62	Health Care and Social Assistance
621	Ambulatory Health Care Services
6211	Offices of Physicians
62111	Offices of Physicians
621111	Offices of Physicians (except Mental Health Specialists)
621112	Offices of Physicians, Mental Health Specialists
6212	Offices of Dentists
62121	Offices of Dentists
621210	Offices of Dentists
6213	Offices of Other Health Practitioners
62131	Offices of Chiropractors
621310	Offices of Chiropractors
62132	Offices of Optometrists
621320	Offices of Optometrists
62133	Offices of Mental Health Practitioners (except Physicians)
621330	Offices of Mental Health Practitioners (except Physicians)
62134	Offices of Physical, Occupational and Speech Therapists, and Audiologists
621340	Offices of Physical, Occupational and Speech Therapists, and Audiologists
62139	Offices of All Other Health Practitioners
621391	Offices of Podiatrists
621399	Offices of All Other Miscellaneous Health Practitioners
6214	Outpatient Care Centers
62141	Family Planning Centers
621410	Family Planning Centers
62142	Outpatient Mental Health and Substance Abuse Centers

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621420 Outpatient Mental Health and Substance Abuse Centers
62149 Other Outpatient Care Centers
621491 HMO Medical Centers
621492 Kidney Dialysis Centers
621493 Freestanding Ambulatory Surgical and Emergency Centers
621498 All Other Outpatient Care Centers
6215 Medical and Diagnostic Laboratories
62151 Medical and Diagnostic Laboratories
621511 Medical Laboratories
621512 Diagnostic Imaging Centers
6216 Home Health Care Services
62161 Home Health Care Services
621610 Home Health Care Services
6219 Other Ambulatory Health Care Services
62191 Ambulance Services
621910 Ambulance Services
62199 All Other Ambulatory Health Care Services
621991 Blood and Organ Banks
621999 All Other Miscellaneous Ambulatory Health Care Services
622 Hospitals
6221 General Medical and Surgical Hospitals
62211 General Medical and Surgical Hospitals
622110 General Medical and Surgical Hospitals
6222 Psychiatric and Substance Abuse Hospitals
62221 Psychiatric and Substance Abuse Hospitals
622210 Psychiatric and Substance Abuse Hospitals
6223 Specialty (except Psychiatric and Substance Abuse) Hospitals
62231 Specialty (except Psychiatric and Substance Abuse) Hospitals
622310 Specialty (except Psychiatric and Substance Abuse) Hospitals
623 Nursing and Residential Care Facilities
6231 Nursing Care Facilities
62311 Nursing Care Facilities
623110 Nursing Care Facilities
6232 Residential Mental Retardation, Mental Health and Substance Abuse Facilities
62321 Residential Mental Retardation Facilities
623210 Residential Mental Retardation Facilities
62322 Residential Mental Health and Substance Abuse Facilities
623220 Residential Mental Health and Substance Abuse Facilities
6233 Community Care Facilities for the Elderly
62331 Community Care Facilities for the Elderly
623311 Continuing Care Retirement Communities
623312 Homes for the Elderly
6239 Other Residential Care Facilities

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62399	Other Residential Care Facilities
623990	Other Residential Care Facilities
624	Social Assistance
6241	Individual and Family Services
62411	Child and Youth Services
624110	Child and Youth Services
62412	Services for the Elderly and Persons with Disabilities
624120	Services for the Elderly and Persons with Disabilities
62419	Other Individual and Family Services
624190	Other Individual and Family Services
6242	Community Food and Housing, and Emergency and Other Relief Services
62421	Community Food Services
624210	Community Food Services
62422	Community Housing Services
624221	Temporary Shelters
624229	Other Community Housing Services
62423	Emergency and Other Relief Services
624230	Emergency and Other Relief Services
6243	Vocational Rehabilitation Services
62431	Vocational Rehabilitation Services
624310	Vocational Rehabilitation Services
6244	Child Day Care Services
62441	Child Day Care Services
624410	Child Day Care Services

92 Public Administration

The Sector as a Whole

The Public Administration sector consists of establishments of federal, state, and local government agencies that administer, oversee, and manage public programs and have executive, legislative, or judicial authority over other institutions within a given area. These agencies also set policy, create laws, adjudicate civil and criminal legal cases, provide for public safety and for national defense. In general, government establishments in the Public Administration sector oversee governmental programs and activities that are not performed by private establishments. Establishments in this sector typically are engaged in the organization and financing of the production of public goods and services, most of which are provided for free or at prices that are not economically significant.

Government establishments also engage in a wide range of productive activities covering not only public goods and services but also individual goods and services similar to those produced in sectors typically identified with private-sector establishments. In general, ownership is not a criterion for classification in NAICS. Therefore, government establishments engaged in the production of private-sector-like goods and services should be classified in the same industry as private-sector establishments engaged in similar activities.

As a practical matter, it is difficult to identify separate establishment detail for many government agencies. To the extent that separate establishment records are available, the administration of governmental programs is classified in Sector 92, Public Administration, while the operation of that same governmental program is classified elsewhere in NAICS based on the activities performed. For example, the governmental administrative authority for an airport is classified in Industry 92612, Regulation and Administration of Transportation Programs, while operating the airport is classified in Industry 48811, Airport Operations. When separate records are not available to distinguish between the administration of a governmental program and the operation of it, the establishment is classified in Sector 92, Public Administration.

Examples of government-provided goods and services that are classified in sectors other than Public Administration include: schools, classified in Sector 61, Educational Services; hospitals, classified in Subsector 622, Hospitals; establishments operating transportation facilities, classified in Sector 48-49, Transportation and Warehousing; the operation of utilities, classified in Sector 22, Utilities; and the Government Printing Office, classified in Subsector 323, Printing and Related Support Activities.

2002 NAICS Code	2002 NAICS Title
92	Public Administration
921	Executive, Legislative, and Other General Government Support
9211	Executive, Legislative, and Other General Government Support
92111	Executive Offices
921110	Executive Offices
92112	Legislative Bodies
921120	Legislative Bodies
92113	Public Finance Activities
921130	Public Finance Activities
92114	Executive and Legislative Offices, Combined
921140	Executive and Legislative Offices, Combined
92115	American Indian and Alaska Native Tribal Governments
921150	American Indian and Alaska Native Tribal Governments
92119	Other General Government Support
921190	Other General Government Support
922	Justice, Public Order, and Safety Activities
9221	Justice, Public Order, and Safety Activities
92211	Courts
922110	Courts
92212	Police Protection
922120	Police Protection
92213	Legal Counsel and Prosecution
922130	Legal Counsel and Prosecution
92214	Correctional Institutions
922140	Correctional Institutions

92215 Parole Offices and Probation Offices
922150 Parole Offices and Probation Offices
92216 Fire Protection
922160 Fire Protection
92219 Other Justice, Public Order, and Safety Activities
922190 Other Justice, Public Order, and Safety Activities
923 Administration of Human Resource Programs
9231 Administration of Human Resource Programs
92311 Administration of Education Programs
923110 Administration of Education Programs
92312 Administration of Public Health Programs
923120 Administration of Public Health Programs
92313 Administration of Human Resource Programs (except Education, Public Health, and Veterans' Affairs Programs)
923130 Administration of Human Resource Programs (except Education, Public Health, and Veterans' Affairs Programs)
92314 Administration of Veterans' Affairs
923140 Administration of Veterans' Affairs
924 Administration of Environmental Quality Programs
9241 Administration of Environmental Quality Programs
92411 Administration of Air and Water Resource and Solid Waste Management Programs
924110 Administration of Air and Water Resource and Solid Waste Management Programs
92412 Administration of Conservation Programs
924120 Administration of Conservation Programs
925 Administration of Housing Programs, Urban Planning, and Community Development
9251 Administration of Housing Programs, Urban Planning, and Community Development
92511 Administration of Housing Programs
925110 Administration of Housing Programs
92512 Administration of Urban Planning and Community and Rural Development
925120 Administration of Urban Planning and Community and Rural Development
926 Administration of Economic Programs
9261 Administration of Economic Programs
92611 Administration of General Economic Programs
926110 Administration of General Economic Programs
92612 Regulation and Administration of Transportation Programs
926120 Regulation and Administration of Transportation Programs
92613 Regulation and Administration of Communications, Electric, Gas, and Other Utilities
926130 Regulation and Administration of Communications, Electric, Gas, and Other Utilities

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92614 Regulation of Agricultural Marketing and Commodities
926140 Regulation of Agricultural Marketing and Commodities
92615 Regulation, Licensing, and Inspection of Miscellaneous Commercial Sectors
926150 Regulation, Licensing, and Inspection of Miscellaneous Commercial Sectors
927 Space Research and Technology
9271 Space Research and Technology
92711 Space Research and Technology
927110 Space Research and Technology
928 National Security and International Affairs
9281 National Security and International Affairs
92811 National Security
928110 National Security
92812 International Affairs
928120 International Affairs

Schedule C - Membership eligibility definition of NACDS

NACDS NATIONAL ASSOCIATION OF CHAIN DRUG STORES

Chain (retailer) membership is available to companies operating four (4) or more retail pharmacies open to the public.

NACDS consists of more than 200 retail chain community pharmacy companies. Collectively, chain-owned and operated community pharmacy comprises the largest component of pharmacy practice with over 112,000 pharmacists.

Chain community pharmacy is comprised of approximately 20,700 traditional chain drug stores, 9,400 supermarket pharmacies, and nearly 6,400 mass merchant pharmacies. The NACDS membership base operates more than 36,000 retail community pharmacies with annual sales totaling nearly $650 billion--including $193 billion in sales for prescription drugs, over-the-counter(OTC) medications and health and beauty aids.

Chain-operated community retail pharmacies fill over 70% of more than 3.2 billion prescriptions dispensed annually in the United States.

Virtually all chain pharmacy companies with more than 50 stores belong to NACDS, yet over half of our members operate fewer than 50 stores.

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